Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 79 to the Registration Statement No. 033-06516 of the Securities Act of 1933 and Post-Effective Amendment No. 81 to the Registration Statement No. 811-04707 of the Investment Company Act of 1940 on Form N-1A of Fidelity Advisor Series II, including Fidelity Advisor Mid Cap II Fund and Advisor Strategic Income Fund, of our reports dated February 13, 2007 relating to the financial statement and financial highlights of Fidelity Advisor Mid Cap II Fund and February 23, 2007 relating to the financial statement and financial highlights of Fidelity Advisor Strategic Income Fund both appearing in the Annual Report to Shareholders on Form N-CSR of Fidelity Advisor Series II for the year ended December 31, 2006.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 26, 2007